UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

PartnerRe Ltd.
(Name of Registrant as Specified in Its Charter)

EXOR S.p.A. John Elkann Enrico Vellano Mario Bonaccorso Fabiola Portoso
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On July 29, 2015, EXOR S.p.A. (“EXOR”) sent the following letter to the common shareholders of PartnerRe Ltd.:

July 28, 2015

Dear Fellow PartnerRe Shareholders,

As the Special General Meeting (SGM) on August 7th quickly approaches, EXOR urges all PartnerRe shareholders to vote the enclosed GOLD proxy card today AGAINST all three proposals related to the amalgamation agreement with AXIS.

This is a critical step to enable PartnerRe to accept EXOR’s fully financed, all-cash superior offer, delivering Common Shareholders the certainty of $140.50 per share in cash and providing Preferred Shareholders with a conservative credit profile, a higher dividend and significantly enhanced terms.

But don’t just take our word for it.  Three of the leading independent governance analysis and proxy voting advisors, Institutional Shareholder Services Inc. (ISS), Glass Lewis & Co. and Proxy Mosaic, LLC have all recently issued recommendations advising PartnerRe shareholders to vote AGAINST the AXIS transaction, in light of the availability of EXOR’s superior all-cash offer.

“[The] same uncertainty over market dynamics, overlaid with the post-merger execution challenges the combined company will face, may well suggest that the competing EXOR cash bid, which gives shareholders both immediately-superior value and greater certainty of value, is a still-more prudent alternative.” (ISS)

“We believe Exor has raised reasonable concerns with regards to the ability of PartnerRe/Axis to ultimately realize the benefits envisioned, especially to the extent advertised by the companies…We aren't convinced that this theoretical value [of the PartnerRe/AXIS merger], based on a number of direct and indirect assumptions, is truly attainable in the near term, given the inherent uncertainties discussed…” (Glass Lewis)

“We believe that the premium and certainty inherent in EXOR’s superior all-cash offer outweighs the potential upside in AXIS’ economically inferior offer.” (Proxy Mosaic)

SUPERIOR VALUE AND CERTAINTY FOR ALL SHAREHOLDERS

EXOR urges ALL PartnerRe shareholders to consider the real and superior value of its proposed $140.50 per share all-cash binding offer and the tangible benefits it offers for both Common and Preferred Shareholders.

EXOR’s offer is Superior for PartnerRe Common Shareholders as it includes:

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Total cash value of $140.50 per share - $137.50 in cash per share plus a special cash dividend of $3.00 per share, providing PartnerRe Common Shareholders with superior and certain value. In addition, PartnerRe Common Shareholders are expected to receive an additional $0.70 per share of ordinary dividends per quarter through closing.

—	Premium valuation - a 30% premium to PartnerRe’s unaffected share price of $114.14 per share[1] and a 7%[2] premium to the implied, unaffected value of the AXIS transaction for Common Shareholders.

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Certainty - all-cash, fully financed transaction providing value certainty to PartnerRe shareholders in a challenging industry environment, even if PartnerRe suffers losses prior to closing (such as the ones reported by the company in Q2 2015).

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The backing of a $15 billion balance sheet – a guarantee from EXOR S.p.A., the public company with approximately $15 billion of net asset value, of the payment obligations and contractual terms of the EXOR merger agreement, including in relation to obtaining regulatory approval.

EXOR’s offer is Superior for PartnerRe Preferred Shareholders as it includes:

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Enhanced terms - such as securities that are non-callable before January 2021 and with a higher dividend rate (+100 basis points) for at least five years. This is a material difference compared to the enhanced terms under the AXIS transaction that are conditional and uncertain.

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No tax uncertainty or additional reporting requirements – under current US law, in no event will PartnerRe preferred shareholders own securities treated by the Internal Revenue Service (“IRS”) as part of a “listed transaction” or “prohibited tax shelter” involving “fast-pay stock” as a consequence of the EXOR transactions.

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Better capitalized future - Moody’s Investor Services reported on July 17, 2015 that "EXOR’s pledge to limit capital distributions for five years would allow for the organic growth of equity capital at PartnerRe and provide an important capital cushion against the inherent volatility of PartnerRe’s insured portfolio.” PartnerRe Preferred Shareholders will benefit from a financially stronger company under EXOR's ownership.

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Conservative capital management - very conservative leverage ratio at closing (20.7%) under the EXOR transaction, which compares with a leverage ratio of 25.4%[3] under the AXIS transaction, which will also expose PartnerRe Preferred Shareholders to a weakened balance sheet due to the impact of the $17.50 per share special dividend to be paid to Common Shareholders at closing.

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1  Based on all-in value of $148.29 per PartnerRe share, including $6.39 of break fee and expense reimbursement and $1.40 of ordinary dividends before closing, and PartnerRe unaffected share price on 1/23/2015 (last trading day prior to Initial AXIS Amalgamation announcement).
2 Based on AXIS’ unaffected closing share price of $52.14 on 5/5/2015 (last closing price prior to takeover speculation for AXIS, if AXIS Agreement terminated), multiplied by the 2.18 exchange ratio plus the $17.50 special dividend.
3 Assumes incurrence of an additional $300 million of indebtedness to fund the increase in the special dividend pursuant to the terms contemplated by the amended amalgamation agreement filed by PartnerRe July 16, 2015.

NO INTEGRATION RISK

In addition to the above, EXOR’s offer does not entail any merger integration risk, as noted by both ISS and Glass Lewis in their recent reports. With EXOR, PartnerRe Common and Preferred Shareholders won’t suffer from the impact on PartnerRe of a complex integration, with expected widespread job losses, loss of brand and culture and the very real risk of loss of clients and business given that the merged company would compete with PartnerRe’s existing client base.

PROTECT THE VALUE OF YOUR INVESTMENT

EXOR urges all shareholders to vote the enclosed GOLD proxy card today AGAINST all three proposals related to the inferior amalgamation agreement with AXIS.  Do not to sign or return any WHITE proxy cards they receive from PartnerRe.  Shareholders who have already returned a WHITE proxy card, can change their vote by simply returning the GOLD proxy card. This is a critical step to enable PartnerRe to accept EXOR’s fully-financed, all-cash superior offer, delivering Common Shareholders the certainty of $140.50 per share in cash and providing Preferred Shareholders with a conservative credit profile and significantly enhanced terms.

PartnerRe shareholders seeking clarity on the EXOR offer can contact EXOR’s proxy solicitor, Okapi Partners LLC, at info@okapipartners.com or toll free at (877) 796-5274 (banks and brokerage firms should call +1 (212) 297-0720). Information about EXOR’s offer and access to proxy materials are also available at www.exor-partnerre.com.

FORWARD-LOOKING STATEMENTS

Certain statements and information contained in this communication that are not statements or information of historical fact constitute forward-looking statements, notwithstanding that such statements are not specifically identified as such. These statements may include terminology such as “may”, “will”, “expect”, “could”, “should”, “intend”, “commit”, “estimate”, “anticipate”, “believe”, “remain”, “on track”, “design”, “target”, “objective”, “goal”, “forecast”, “projection”, “outlook”, “prospects”, “plan”, “intend”, or similar terminology, including by way of example and without limitation plans, intentions and expectations regarding the proposal to acquire PartnerRe, the financing of a potential transaction, and the anticipated results, benefits, synergies, earnings accretion, costs, timing and other expectations of the benefits of a potential transaction.

Forward-looking statements are related to future, not past, events and are not guarantees of future performance. These statements are based on current expectations and projections about future events and, by their nature, address matters that are, to different degrees, uncertain and are subject to inherent risks and uncertainties. They relate to events and depend on circumstances that may or may not occur or exist in the future, and, as such, undue reliance should not be placed on them. Actual results may differ materially from those expressed in such statements as a result of a variety of factors, including changes in general economic, financial and market conditions and other changes in business conditions, changes in commodity prices, the level of demand and financial performance of the major industries our portfolio companies serve, changes in regulations and institutional framework (in each case, in Italy or abroad), and many other factors, most of which are outside of the control of EXOR. EXOR expressly disclaims and does not assume any liability in connection with any inaccuracies in any of these forward-looking statements or in connection with any use by any party of such forward-looking statements. Any forward-looking statements contained in this communication speaks only as of the date of this communication.

EXOR undertakes no obligation to update or revise its outlook or forward-looking statements, whether as a result of new developments or otherwise. Names, organizations and company names referred to may be the trademarks of their respective owners. This communication does not represent investment advice neither a solicitation, nor a recommendation nor an invitation, nor an offer for the purchase or sale of financial products and/or of any kind of financial services as contemplated by the laws in any country or state.

IMPORTANT INFORMATION FOR INVESTORS AND SHAREHOLDERS

This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities. EXOR has filed a proxy statement (the “Proxy Statement”) with the United States Securities and Exchange Commission (the “SEC”) in connection with the upcoming special meeting of the shareholders of PartnerRe at which the PartnerRe shareholders will consider certain proposals regarding the proposed transaction with AXIS (the “Special Meeting Proposals”).

This material is not a substitute for the Proxy Statement that EXOR has filed with the SEC or any other documents which EXOR may send to its or PartnerRe’s shareholders in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. All such documents, when filed, are available free of charge at the SEC’s website (www.sec.gov) or by directing a request to EXOR through the investor contacts listed above.

This communication does not address all of the tax consequences to holders of PartnerRe preferred shares that receive surviving company shares in the merger or the exchange offer. Holders of PartnerRe preferred shares are urged to consult their tax advisors as to the United States federal, state, local and non-United States tax consequences to them of participating in the merger, some of which are uncertain and may depend on such holders’ individual circumstances.

PARTICIPANTS IN THE SOLICITATION

EXOR and its directors, executive officers and other employees may be deemed to be participants in any solicitation of shareholders in connection with the Special Meeting Proposals. Information regarding EXOR’s directors and executive officers is available in EXOR’s public announcements and filings with the SEC, Consob and the Borsa Italiana, which can also be found at www.exor.com.  Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is available in the Proxy Statement.